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                                                                    Exhibit 99.1
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[SEMTECH LOGO]

NEWS RELEASE




         SEMTECH UPDATES OUTLOOK; ANNOUNCES $50 MILLION STOCK BUYBACK

                  Outlook for Improved Gross Margin Unchanged

           Board of Directors Authorizes a $50 Million Stock Buyback

                                                       1:30 p.m. PST
                                                       Thursday, January 4, 2001

NEWBURY PARK, CALIFORNIA, January 4, 2001 - SEMTECH CORPORATION (Nasdaq: SMTC) today announced that it expects to achieve analysts' consensus earnings estimates of 23 cents per share for the fourth quarter ending January 28, 2001. Semtech is forecasting that fourth quarter revenue will be sequentially flat compared with third quarter levels. Previously, the Company's sequential revenue growth forecast was 7 to 9 percent for the fourth quarter. For all of fiscal year 2001, revenue is now forecasted to grow 47 percent and net income is expected to increase over 100 percent compared to the prior year.

     Jack Poe, Chairman and Chief Executive Officer, commented, "Our backlog as of the beginning of the quarter positioned the Company to meet our initial revenue forecast, assuming normal historical turns were achieved. Since that time, OEM customers, contract manufacturers and distributors have adjusted their ordering patterns to reduce inventory levels. This combined with a temporary slowdown in demand for certain communication equipment and personal computers,
will reduce our sequential revenue growth.   We expect the inventory correction
will be completed during the first quarter. Revenue for the first quarter is expected to be approximately flat compared with fourth quarter levels. Sequential revenue growth should resume in the second quarter of fiscal year 2002."

     Mr. Poe added, "Gross margin continues to expand. Introduction of new, proprietary products out of our advanced communications, human interface devices
(HID) and ECL clock and logic product lines are being well received. We are also starting to see the benefit of focusing our power management business unit on portable and telecommunication applications. Based on the stream of new products across all product lines and design wins from customers, we remain very confident about the long-term growth of the Company."
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Current Quarter Outlook

 .    Revenue for the fourth quarter ending January 28, 2001 is forecasted to be flat with the third quarter.

 .    Gross margin for the fourth quarter is forecasted to increase approximately
     110 basis points as compared to the third quarter.

 .    Operating expenses for the fourth quarter are expected to increase approximately $200,000 as compared to the third quarter.

 .    Interest and other income is forecasted at approximately $3.0 million for the fourth quarter.

 .    Diluted shares are forecasted at approximately 76.7 million for the fourth quarter, prior to giving effect to any stock repurchases.

Next Fiscal Year Outlook

 .    For fiscal year 2002, which ends January 27, 2002, the Company expects revenue growth of 25 to 30 percent and net income growth of 35 to 40 percent over fiscal 2001.

 .    The Company expects to achieve its intermediate goal of 60 percent gross margins by the third quarter of fiscal year 2002, consistent with our previous forecasts.

     The Company expects to release fourth quarter and fiscal year 2001 results on February 22, 2001.

Stock Buyback

     Separately, Semtech announced a $50 million buyback program. Under the buyback program, common stock and registered convertible subordinated notes may be purchased from time to time through open market transactions. The extent to which the Company repurchases its shares or notes and the timing of such purchases will depend upon market conditions and other corporate considerations. The program does not include specific price targets or timetables and may be suspended at any time. Depending on financial and market conditions, the program could be terminated prior to completion. The repurchase of common stock and notes will be funded from available working capital. Shares of common stock repurchased will be held in treasury or used in connection with stock option programs.

About Semtech

     Semtech Corporation is a leading supplier of power management, transient protection, system management, high-performance and advanced communications semiconductor products for portable and high-speed communications applications.

Safe Harbor Provision

   Statements contained in this release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including
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projections and forecasts for revenue and gross margin, involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include worldwide economic conditions, the timing and duration of semiconductor market upturns or downturns, demand for personal computers, cellular phones and automated test equipment, demand for semiconductor devices in general, competitors' actions, relations with large strategic customers and suppliers, manufacturing costs and yields, demand for the Company's products in particular, and risks associated with the businesses of major customers. Other factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company's prospects in general are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect subsequent events or changed assumptions or circumstances.

Investor Relations Contact

   John Baumann, Treasurer, Telephone: 805-480-2010